SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 20, 2015

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of a New Director.

Appointment to Newly Created Directorship

Zion Oil & Gas, Inc. (the “Company” or “Zion”) has appointed Dustin L. Guinn to the Board of Directors (the “Board”) as an independent director as defined by NASDAQ Rule 5605(a)(2), effective May 1, 2015. Mr. Guinn is not being appointed to any Board committee at this time, but will be actively involved in all Board matters and especially in the Technical Advisory Group. The level of experience with respect to operational oversight, strategic planning and many aspects of oil and gas exploration and production that he brings to Zion’s Board is compelling and significant.  He brings to Zion his expertise in well drilling techniques and completions, hydrocarbon production, and oil field services management.

Dustin Guinn serves as Chief Executive Officer of Viking Services, B.V. (“Viking Services”), in which he has acted in this capacity since June of 2011. Viking Services (http://www.vikingservices.com) is a global service company engaged in oil and gas drilling and completion, well servicing, pressure pumping, wireline, geophysical, civil engineering and transportation. Mr. Guinn’s primary responsibilities include operational and strategic management focusing on the growth, deployment and profitability of assets (drilling rigs and associated equipment) in Turkey, Israel, Northern Iraq, Hungary, Albania, Oman, Romania and other strategic countries within the Middle East, North Africa, as well as Central and Eastern Europe. Mr. Guinn has extensive experience in transactional mergers and acquisitions involving both entity and asset purchases as well as the integration of those acquisitions and has been intimately involved in the growth of Viking, in terms of financial, operational, structural, and reporting and management growth since its inception in 2008.

Prior to assuming the responsibilities of CEO in 2011, Mr. Guinn served as President of Viking International and Viking Geophysical, in which he leveraged his financial background and experience to focus on the continued development of operational efficiencies, reporting implementation, profitable asset deployment and accountability focusing on return-on-investment metrics. Mr. Guinn was integral in the procurement and negotiation of many of Viking’s key long-term, ongoing service contracts and Master Service Agreements. Mr. Guinn has also served in a number of capacities within Viking such as CFO, Treasury Manager, and Financial Analyst. Mr. Guinn graduated, with honors, from New Mexico State University with a Bachelor of Business Administration degree in Finance, and he earned a Master’s Degree in Business Administration from West Texas A&M.

There are no arrangements or understandings between Mr. Guinn and any other person pursuant to which he was elected to the Board. For his services on the Board, Mr. Guinn will be compensated as a non-employee director. Mr. Guinn will be a Class II director up for reelection at the 2016 annual stockholders meeting.

There is a relationship between Mr. Guinn of Viking Services, B.V. and the Company that requires disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and such relationship was disclosed previously under Form 8-K, filed February 25, 2015. On February 25, 2015, the Company executed a Memorandum of Understanding with the Dutch company, Viking Services, B.V. to contract for a land-based oil and gas rig with deep drilling capacity and certain other oilfield services and crew for the exploration activities within Zion’s Megiddo-Jezreel License area in Israel. Under the scope of work, Viking Services or a subsidiary thereof would provide their Rig 35, or a rig of similar capabilities with at least a 1,500 HP engine and the capability of drilling to a depth of 15,000 feet. The agreement would be for a two year term to drill two wells with an option to drill a third well. The parties anticipate a spud date for the first well (Megiddo-Jezreel #1) in the second half of 2015, subject to Zion securing full regulatory approval from the State of Israel and regional and local governing bodies.

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Item 5.03 Amendment to the By-Laws

The Company By-Laws provided under section 2 of Article III for a maximum of eleven (11) directors.  Under Section V (4) of the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee may make recommendations on Board structure and the Committee recommended unanimously on April 11, 2015 to increase the authorized number of directors to thirteen (13), since the Committee believes that the Board should be in a position to review desirable candidates as operations progress. Mr. Guinn’s recommendation by the Nominating Committee for Board nomination was submitted under section 13 of Article III of the By-Laws for a proposed newly created directorship resulting from an increase in the authorized number of directors from 11 to 13.

Under Section 9 of Article IX of the By-Laws, the Board may upon the affirmative vote of at least two-thirds of the directors amend the By-Laws.  The increase of the directorship was approved unanimously by the Board on April 17, 2015 along with unanimous approval of Mr. Guinn as a director for the newly created directorship. The effective date of the amendment to the Amended and Restated Bylaws of Zion Oil & Gas, Inc. is April 20, 2015 and the amended By-Laws are provided under Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.1	-	Amended and Restated Bylaws of Zion Oil & Gas, Inc., as of April 20, 2015

Exhibit 99.1	-	Press release dated April 20, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: April 20, 2015	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
President and Chief Operating Officer

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